UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Genaera Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2007

TO THE STOCKHOLDERS OF

GENAERA CORPORATION:

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Genaera Corporation (the “Company”) will be held at the Blue Bell Country Club located at 1800 Tournament Drive, Blue Bell, Pennsylvania 19422 on Thursday, May 17, 2007, at 10:00 a.m. local time, for the following purposes:

1.	To elect seven directors to the Board of Directors of the Company;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record as of the close of business on March 23, 2007 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournment thereof. A list of the Company’s stockholders as of the close of business on March 23, 2007 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company’s executive offices at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462.

By Order of the Board of Directors,

/s/ John A. Skolas
JOHN A. SKOLAS Executive Vice President, Chief Financial Officer, General Counsel and Secretary

Plymouth Meeting, Pennsylvania

April 11, 2007

THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD ARE BEING MAILED ON OR ABOUT APRIL 11, 2007.

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THEIR SHARES IN PERSON.

GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2007

This Proxy Statement and the accompanying form of proxy are being mailed on or about April 11, 2007 to the stockholders of Genaera Corporation (“we,” “us,” the “Company” or “Genaera”). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Blue Bell Country Club located at 1800 Tournament Drive, Blue Bell, Pennsylvania 19422 on Thursday, May 17, 2007, at 10:00 a.m. local time, and at any adjournments thereof.

Solicitation of proxies is made on behalf of the Company and its Board of Directors. The cost of solicitation of proxies will be borne by the Company. To date, the Company has not spent any funds to solicit proxies beyond transfer agent services, printing and mailing customarily incurred in connection with a non-contested election of directors. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard. The Company may engage a professional solicitation firm to assist it with solicitation of proxies prior to the Annual Meeting. If the Company decides to engage such a firm, the Company does not expect to pay more than $15,000 plus expenses.

In accordance with a notice previously sent to certain street-name stockholders who share a single address, the Company is sending only one annual report and Proxy Statement to that address unless the Company received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone Investor Relations at (610) 941-5675 or write them at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462. If you are receiving multiple copies of the Company’s annual report and Proxy Statement, you can request householding by contacting Investor Relations in the same manner.

The Company’s Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, is being mailed to stockholders with this Proxy Statement, but does not constitute a part of this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the U. S. Securities and Exchange Commission, is available without charge upon written request to Investor Relations, Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462 or in the SEC’s EDGAR database at www.sec.gov.

VOTING AT THE MEETING

Holders of record of shares of the Company’s Common Stock at the close of business on March 23, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were 104,665,789 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such stockholder’s name. A list of stockholders eligible to vote will be available for inspection by stockholders at the Company’s principal place of business, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462 during normal business hours beginning on May 7, 2007.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of stockholders of a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the Board of Directors (the “Board”). If any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

Brokers who hold shares in street name for customers have the authority under the rules of various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

Directors are to be elected at the Annual Meeting by a plurality of the votes cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Votes may be cast in favor of a director nominee or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect on this matter other than for purposes of determining the presence of a quorum. Broker non-votes will have no effect in the outcome of the election of directors.

With regard to the ratification of KPMG LLP as the Company’s independent registered public accounting firm, the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this matter is required. Broker non-votes are not considered shares entitled to vote and therefore will not be taken into account in determining the outcome of the vote on this matter. Abstentions are considered shares entitled to vote on this matter and therefore will have the effect of a vote against ratification.

Execution of the accompanying proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and the Company’s Fifth Restated Certificate of Incorporation and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the Company’s officers at meetings of the Board of Directors and committees of the Board of Directors.

The Company routinely compares its corporate governance policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and practices of other public companies. Based upon this review, the Company expects to adopt any changes that the Board of Directors believes are the best corporate governance policies and practices for the Company. The Company has adopted and will adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and any rule changes made by the Securities and Exchange Commission and the Nasdaq Stock Market LLC (the “NASDAQ”).

Meetings of the Board of Directors

The Board of Directors of the Company held eighteen (18) meetings and committees of the Board held sixteen (16) meetings during 2006. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors held during the period for which he was a director and the meetings of the committee or committees on which he served during such period, with the exception of Dr. Peter J. Savino who attended 50% of such meetings and Dr. James B. Wyngaarden who attended 68% of such meetings. The directors in the aggregate attended approximately 83% of their Board of Directors and assigned committee meetings during such period.

Board members are expected to make every reasonable effort to attend the Annual Meeting of Stockholders. All directors attended the 2006 Annual Meeting of Stockholders held on May 11, 2006.

Director Independence

The Board of Directors has determined that the following directors are independent under the listing standards of the NASDAQ: R. Frank Ecock, Zola P. Horovitz, Ph.D., Osagie O. Imasogie, Peter J. Savino, M.D., Robert F. Shapiro and James B. Wyngaarden, M.D.

Lead Director

In May 2005, the independent directors on the Board of Directors elected Dr. Zola P. Horovitz as the Company’s Lead Director. As Lead Director, Dr. Horovitz is available to the other Directors to discuss their concerns and questions related to the Company; consults with the Chief Executive Officer regarding concerns and questions of the Directors; and presides over the executive sessions of the Board of Directors.

Committees of the Board of Directors

The General Corporation Law of the State of Delaware provides that the Board of Directors, by resolution adopted by a majority of the entire Board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members an Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee.    The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website under the Investors section at http://www.genaera.com. The principal functions of the Audit Committee are to serve as an independent and objective party to monitor the integrity of the Company’s financial reporting process and systems of internal financial controls regarding finance and accounting compliance; monitor the independence and performance of the Company’s independent registered public accounting firm; and provide an open avenue of communication among the independent registered public accounting firm members, management and the Board of Directors. The Audit Committee also has the responsibility to select or replace the independent registered public accounting firm. The Audit Committee held six (6) meetings during 2006. The current members of the Audit Committee are Dr. Horovitz (Chairman) and Messrs. Imasogie and Shapiro. Each of the members of the Audit Committee is independent under Rule 4200(a)(15) of the listing standards of the NASDAQ and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. All Audit Committee members satisfy NASDAQ Rule 4350(d)(2)(A) (the “Rule”) regarding fundamental understanding of financial statements and both Messrs. Shapiro and Imasogie fulfill the Rule’s specific requirement that at least one Audit Committee member possess “past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.” The Board has not designated an audit committee financial expert, as defined in Rule 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Board believes the cumulative financial sophistication and experience of the Audit Committee members allow the Committee to perform its role effectively, given the nature of the Company’s current activities.

Compensation Committee.    The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website under the Investors section at http://www.genaera.com. The Compensation Committee has general supervisory power over, and the power to grant awards under, the Company’s equity compensation plans. In addition, the Compensation Committee recommends to the Board the compensation of the Company’s President and Chief Executive Officer, reviews and takes action on the recommendations of the President and Chief Executive Officer as to the compensation of the Company’s other officers and key personnel, approves the grants of any bonuses to officers and reviews other compensation matters generally. The Compensation Committee held seven (7) meetings during 2006. The current members of the Compensation Committee are Mr. Ecock (Chairman), Dr. Horovitz and Mr. Shapiro. Each of the members of the Compensation Committee is independent under Rule 4200(a)(15) of the listing standards of the NASDAQ.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. Typically the Compensation Committee’s meeting agenda is established by the Committee Chairman in consultation with the Company’s Vice President, Human Resources. Typically the Company’s Chief Executive Officer and the Vice President, Human Resources attend the Committee meetings. The Committee also generally meets in executive session without management, as the Committee deems appropriate and necessary.

Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has requested. Depending on the meeting’s agenda, such materials may include: details regarding compensation for each executive, including equity ownership, copies of performance reviews and evaluations of executives who report directly to the Chief Executive Officer, market data such as the Radford Biotechnology Executive Compensation Survey, published by Aon Consulting, which is a resource of competitive intelligence for vice president-and-above level positions in the biotechnology and pharmaceutical industries, and the Top Five Report on Executive Compensation in the Biopharmaceutical Industry, published by Top Five Data Services, Inc., which is a resource of spreadsheets that aggregate industry executives’ actual and proposed compensation.

The Compensation Committee meets numerous times during the year, particularly in connection with the Company’s semi-annual reviews, to discuss the Company’s compensation philosophy, to review the Company’s historical compensation practices and to review the collected market data. After considering this information, each individual executive’s contribution to the Company’s achievements and any changes in the role and responsibility of the executive during the year, the Compensation Committee reviews and approves proposed compensation for the executive officers, including base salary, bonus and equity awards.

Management plays a significant role in our compensation setting process. Most importantly, management evaluates employee performance, establishes business targets and objectives and recommends salary levels, bonus awards and option awards for Company’s executives other than the Company’s Chief Executive Officer. The Chief Executive Officer recommends to the Compensation Committee the salary levels, bonus awards and equity awards for the other named executive officers. Management also assists in preparing and distributing the meeting materials in advance of each Compensation Committee meeting.

The Compensation Committee is permitted to retain, approve fees for and terminate advisors, agents and consultants as it deems necessary to assist in the fulfillment of its responsibilities. At this time, the Compensation Committee has not engaged a third-party compensation consultant to assist it in fulfilling its duties. In addition, the Compensation Committee’s charter authorizes the Committee to form and delegate authority, as it deems appropriate, to subcommittees.

Nominating Committee.    The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website under the Investors section at http://www.genaera.com. The Nominating Committee is authorized to consider candidates for directors of the Company. It is the policy of the Nominating Committee to consider director nominees recommended by stockholders. The deadlines and procedures for stockholder submissions of director nominees are described below under “Director Nominations and Stockholder Proposals for the 2008 Annual Meeting.” The Nominating Committee held one (1) meeting during 2006. The current members of the Nominating Committee are Dr. Wyngaarden (Chairman) and Messrs. Ecock and Imasogie. Each of the members of the Nominating Committee is independent under Rule 4200(a)(15) of the listing standards of the NASDAQ.

Compensation of Directors

All non-employee directors receive an annual retainer fee of $15,000 for their services to the Company as directors, with the exception of the Lead Director who receives an annual fee of $22,500, pro rated in accordance with the period served, and grants of stock options for 20,000 shares of Common Stock annually. These grants are made automatically on the date of the Annual Meeting of Stockholders to each director elected at such meeting pursuant to Section 8.2 of the 2004 Stock-Based Incentive Compensation Plan adopted at the 2004 Annual Meeting of Stockholders. If a “change in control,” as defined in that plan, were to occur, these options would become immediately exercisable in full. The options granted to directors are non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting in four equal annual installments beginning one year after the date of grant.

Members of the Compensation, Audit and Nominating Committees receive additional compensation for attendance at committee meetings at the rate of $500 per minuted meeting, but not to exceed $500 per calendar quarter. The Chairman of the Audit Committee receives an additional $1,000 for a total of $1,500 per minuted committee meeting attended, not to exceed $1,500 per calendar quarter. The Chairmen of the Compensation and Nominating Committees receive an additional $500 per minuted meeting of the committees they chair for a total of $1,000 per minuted meeting, not to exceed $1,000 per calendar quarter. Directors are also reimbursed for expenses incurred in connection with attending meetings of the Board of Directors.

Director Summary Compensation Table

The table below summarizes fees earned by Company’s non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
R. Frank Ecock	$18,500	—	$42,274	—	—	—	$60,774
Zola P. Horovitz, Ph.D.	$29,000	—	$42,274	—	—	—	$71,274
Osagie O. Imasogie	$17,500	—	$41,836	—	—	—	$59,336
Peter J. Savino, M.D.	$11,875	—	$13,837	—	—	—	$25,712
Robert F. Shapiro	$19,000	—	$42,274	—	—	—	$61,274
James B. Wyngaarden, M.D.	$16,000	—	$42,274	—	—	—	$58,274

(1)	Reflects annual retainers, committee meeting fees and Committee Chairman fees for fiscal 2006 described in the section entitled “Compensation of Directors” above.
(2)	Amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) “Share-Based Payment.” See Notes 2 and 9 of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards. The full grant date fair value of the stock options awarded to each non-employee director to purchase shares of the Company’s Common Stock, computed in accordance with SFAS 123R, excludes the effect of estimated forfeitures. At December 31, 2006, the aggregate number of stock options outstanding for each director was as follows: R. Frank Ecock 140,000; Dr. Zola Horovitz 175,000; Osagie O. Imasogie 90,000; Dr. Peter J. Savino 40,000; Robert F. Shapiro 155,000; and Dr. James B. Wyngaarden 155,000.

Communications with the Board

Stockholders may communicate with the Board of Directors by sending a letter to Genaera Board of Directors, c/o the Office of the Corporate Secretary, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462. The Office of the Corporate Secretary will receive the correspondence and forward it to the Chairman of the Board or appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Genaera Corporation or its business or is similarly inappropriate. The Office of the Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Code of Ethics

The Board of Directors is committed to ethical business practices. The Company adopted a Code of Business Conduct and Ethics in December 2003. This corporate code of ethics applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer and principal accounting officer within the meaning of the Securities and Exchange Commission’s regulations adopted under the Sarbanes-Oxley Act of 2002. The Company’s corporate code of ethics is posted under the Investors section of its website at http://www.genaera.com. Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors of the Company consists of such number of directors as is fixed from time to time by resolution adopted by the Board of Directors. At the Annual Meeting, seven directors are to be elected. Each director will hold office until the 2008 Annual Meeting, the election and qualification of his successor or his earlier death, removal or resignation.

The Board of Directors have nominated John L. Armstrong, Jr., R. Frank Ecock, Zola P. Horovitz, Ph.D., Osagie O. Imasogie, Peter J. Savino, M.D., Robert F. Shapiro and James B. Wyngaarden, M.D., for election as directors of the Company. All nominees are directors of the Company whose terms expire at the 2007 Annual Meeting. Stockholders are also entitled to nominate candidates for the Board of Directors in accordance with the process set forth under the heading “Director Nominations and Stockholder Proposals for the 2008 Annual Meeting” in this Proxy Statement.

All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the Board of Directors, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION

Name of Director	Age	Year First Became Director	Principal Occupations During at Least the Past Five Years and Certain Directorships
John L. Armstrong, Jr.	63	2006	Mr. Armstrong has served as Genaera’s President and Chief Executive Officer since January 2006 and as a director of the Company since February 2006. Mr. Armstrong served as the Company’s President and Chief Operating Officer from July 2005 to December 2005 and as the Company’s Executive Vice President and Chief Operating Officer from July 2004 to July 2005. Mr. Armstrong was appointed Executive Vice President upon joining the Company in October 2003. From November 2001 to October 2003, Mr. Armstrong worked as an independent consultant to pharmaceutical companies on business strategy and chemistry, manufacturing and controls. From December 1999 to November 2001, he served as Chief Executive Officer of Mills Biopharmaceuticals and as Vice President of Business Development at UroCor, Inc. Prior to that, Mr. Armstrong served as President and Chief Operating Officer at Oread, Inc. from February 1998 to August 1999 and spent 1991 to 1998 with the DuPont Merck Pharmaceutical Company in various executive positions, including President of ENDO Laboratories and President of the global manufacturing/quality division.

Name of Director	Age	Year First Became Director	Principal Occupations During at Least the Past Five Years and Certain Directorships
R. Frank Ecock	71	2001	Mr. Ecock has served as a director of the Company since 2001. Since 2000, Mr. Ecock has served as the Senior Vice President in charge of Strategic Planning for MOVA Pharmaceutical Corporation. Mr. Ecock was employed by Merck & Company, Inc. for thirty-three years until his retirement in December 1991. From November 1989 until December 1991, he was Vice President, North American Operations of Merck and was responsible for operations, quality control and engineering support for five plants and the headquarters site. Since December 1991, Mr. Ecock has been a consultant to the pharmaceutical and biotechnology industries.

Zola P. Horovitz, Ph.D.	72	1995	Dr. Horovitz has served as a director of the Company since 1995. Since May 2005, Dr. Horowitz has served as the Company’s Lead Director and served as Chairman of the Board from August 1998 through November 2000. Dr. Horovitz was employed by Bristol-Myers Squibb Company (“Bristol-Myers”) and its predecessor, Squibb Corporation, for over thirty years. At the time of his retirement in 1994, Dr. Horovitz was Vice President of Business Development at Bristol-Myers. Since 1994, Dr. Horovitz has been a consultant to the pharmaceutical and biotechnology industries and is also a director of Avigen Inc., BioCryst Pharmaceuticals Inc., GenVec Inc., Palatin Technologies Inc., Dov Pharmaceuticals Inc., Immunicon Corporation, Nitromed Inc. and Epigenesis Pharmaceuticals.

Osagie O. Imasogie	45	2004	Mr. Imasogie has served as a director of the Company since January 2004. Since 2004, Mr. Imasogie has served as the Executive Vice President of Global Corporation Development for Dr. Reddy’s Laboratories, Inc. and a Senior Managing Partner of Phoenix IP Ventures. From 2000 until January 2004, Mr. Imasogie served as the Vice President and a Director of the Genetics and Discovery Venture at GlaxoSmithKline Research and Development (“R&D”). In 2000, Mr. Imasogie served as Vice President and Director of Product Development Strategy at SmithKline Beecham R&D. From 1997 to 2000, Mr. Imasogie served as Senior Vice President of Business Development, General Counsel and Secretary of Endo Pharmaceuticals. Previously, Mr. Imasogie served as Vice President of Dupont Merck Pharmaceutical Company and as a Partner / Director at Price Waterhouse. Mr. Imasogie is also a director of ZaBeCor Pharmaceutical Co., LLC.

Name of Director	Age	Year First Became Director	Principal Occupations During at Least the Past Five Years and Certain Directorships
Peter J. Savino, M.D.	64	2006	Dr. Savino has served as a director of the Company since March 2006. Dr. Savino is Director of Neuro-Ophthalmology Service at Wills Eye Hospital where he has served as an attending surgeon since 1983. Dr. Savino has also served as Chairman of the Ophthalmology Department of Graduate Hospital and as a member of its Medical Board since 1980. He has served as Professor of Ophthalmology at Thomas Jefferson Medical College since 1985. Dr. Savino has held a number of other academic appointments in ophthalmology, neuro-ophthalmology and surgery at Thomas Jefferson Medical College, Wills Eye Hospital and University School of Medicine since 1974. He has served as an attending ophthalmologist at Thomas Jefferson University Hospital, The Pennsylvania Hospital and Presbyterian Hospital, University of Pennsylvania. Dr. Savino is a member and has served in leadership roles of numerous professional organizations in ophthalmology and neuro-ophthalmology, including the American Academy of Ophthalmology.

Robert F. Shapiro	72	1996	Mr. Shapiro has served as a director of the Company since September 1996. Since 1997, Mr. Shapiro has been the Vice Chairman and a Partner of Klingenstein, Fields and Co., LLC, an investment management firm. Previously, Mr. Shapiro served as President and Co-Chairman of Wertheim Schroder & Co., Inc. and Chairman of New Street Capital Corporation, investment banking firms. Mr. Shapiro is also a director of The Burnham Fund, Inc. and The TJX Companies, Inc.

James B. Wyngaarden, M.D.	82	1996	Dr. Wyngaarden has served as a director of the Company since September 1996. From 1996 until his retirement in 2001, Dr. Wyngaarden served as a partner in the Washington Advisory Group, a consulting firm. From 1995 to 1997, Dr. Wyngaarden was Senior Associate Dean, International Affairs, University of Pennsylvania Medical School. From 1990 to 1994, Dr. Wyngaarden was Foreign Secretary of the U.S. National Academy of Sciences and Institute of Medicine. From 1990 to 1994, Dr. Wyngaarden also served as Associate Dean at Duke University Medical School. From 1956 to 1982, Dr. Wyngaarden served as a Professor of Medicine at Duke University Medical School. From 1982 to 1989, Dr. Wyngaarden served as Director of the National Institutes of Health. Dr. Wyngaarden is also the chairman of the board of directors of Idera Pharmaceuticals, Inc.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has reappointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s Restated Bylaws, Delaware corporate law or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2007.

KPMG LLP has audited the Company’s financial statements since their appointment in 1999. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed by KPMG LLP to the Company for:

	2006	2005
Audit Fees, including the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, the review of financial statements included in the Company’s quarterly reports on Form 10-Q and fees related to consents and review of registration statements	$377,965	$355,000
Audit-Related Fees	$0	$0
Tax Fees, including tax compliance, advice and planning	$10,000	$4,500
All Other Fees, other than for services covered above	$0	$1,500

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax services for the Company, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by the Company’s independent registered public accounting firm. The Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. The request for services must be specific as to the particular services to be provided. Requests are aggregated and submitted to the Audit Committee in one of the following ways: requesting approval of services at a meeting of the Audit Committee, through a written consent or by a designated member of the Audit Committee.

The affirmative vote of the holders of a majority of the Common Stock represented at the Annual Meeting is required for approval of this proposal. Unless otherwise instructed by the stockholders, the persons named in the proxies will vote the shares represented thereby for the ratification of selection of KPMG LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee of the Genaera Corporation Board of Directors (the “Audit Committee”) is composed of three directors who are not employees of the Company and operates under a written charter adopted by the Board of Directors, which is available on the Company’s website under the Investors section at http://www.genaera.com. The members of the Audit Committee are Zola P. Horovitz, Ph.D. (Chairman), Osagie O. Imasogie and Robert F. Shapiro. Each year, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm, management’s report on the operating effectiveness of internal control over financial reporting, including the related report and attestation from the independent registered public accounting firm.

The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

In 2006, the Audit Committee met and held discussions with management and the independent registered public accounting firm periodically. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by applicable auditing standards concerning communications with audit committees.

The Audit Committee also discussed with the Company’s independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by the Accounting Standards Board of the American Institute of Certified Public Accountants, and as adopted by the Public Company Accounting Oversight Board. The Audit Committee further considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with such accountants maintaining their independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG LLP, the Company’s independent registered accounting firm.

The Audit Committee also discussed with senior management the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission. During 2006, the Company did not engage KPMG LLP to perform any management or financial information systems design consulting services.

In reliance on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2007.

MEMBERS OF THE AUDIT COMMITTEE

Zola P. Horovitz, Ph.D., Chairman

Osagie O. Imasogie

Robert F. Shapiro

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers, their ages and their positions as of March 23, 2007, are as follows:

Name and Title	Age	Principal Occupations During at Least the Past Five Years and Certain Directorships
John L. Armstrong, Jr., President and Chief Executive Officer.	63	Mr. Armstrong has served as Genaera’s President and Chief Executive Officer since January 2006 and as a director of the Company since February 2006. Mr. Armstrong served as the Company’s President and Chief Operating Officer from July 2005 to December 2005 and as the Company’s Executive Vice President and Chief Operating Officer from July 2004 to July 2005. Mr. Armstrong was appointed Executive Vice President upon joining the Company in October 2003. From November 2001 to October 2003, Mr. Armstrong worked as an independent consultant to pharmaceutical companies on business strategy and chemistry, manufacturing and controls. From December 1999 to November 2001, he served as Chief Executive Officer of Mills Biopharmaceuticals and as Vice President of Business Development at UroCor, Inc. Prior to that, Mr. Armstrong served as President and Chief Operating Officer at Oread, Inc. from February 1998 to August 1999 and spent 1991 to 1998 with the DuPont Merck Pharmaceutical Company in various executive positions, including President of ENDO Laboratories and President of the global manufacturing/quality division.

John A. Skolas, Executive Vice President, Chief Financial Officer and General Counsel	54	Mr. Skolas has served as the Company’s Executive Vice President, Chief Financial Officer, General Counsel and Secretary since July 2004. Prior to that, he had served as the Company’s Senior Vice President, Chief Financial Officer, General Counsel and Secretary since October 2003. Throughout 2002 and until October 2003, Mr. Skolas served as a consultant and acting chief financial officer for early stage biotechnology companies. From 2000 through 2001, Mr. Skolas was Chief Financial Officer of Valigen, a privately held genomics company. From 1999 through 2000, Mr. Skolas served as Chief Financial Officer of Coelacanth Corporation (now the pharmaceuticals division of Lexicon Genetics). From 1997 until 1999, Mr. Skolas served as Chief Financial Officer and General Counsel of Phytoworks, Inc. From 1988 until 1997, Mr. Skolas served in various executive positions with EMI Group, PLC, including five years as President and General Counsel of its subsidiary EMI Group Inc. Mr. Skolas’ early career included law practice as a partner in Muchin, Muchin, Bendix & Skolas S.C. and accounting practice as a Tax Specialist for Coopers & Lybrand LLP. Mr. Skolas obtained a CPA certificate from the State of Iowa in 1976. He earned an MBA from Harvard Business School in 1988 and a JD from the University of Wisconsin in 1977.

Name and Title	Age	Principal Occupations During at Least the Past Five Years and Certain Directorships
Michael J. Gast, M.D., Ph.D., Executive Vice President Clinical Research and Development	58	Dr. Gast has served as the Company’s Executive Vice President, Clinical Research and Development, since January 1, 2007. Prior to that he served as the Company’s Senior Vice President, Clinical Research and Development from March 2006 through the end of 2006 and before that he served as the Company’s Chief Medical Officer from February 2005 through July 2005 before he left briefly to pursue personal interests. He was a full-time consultant to the Company from November 2005 through March 2006. Prior to joining the Company in early 2005, he spent 11 years at Wyeth Pharmaceuticals, most recently serving as Vice President, Scientific Affairs within Wyeth Global Medical Affairs, where he was responsible for oversight of Phase IV clinical research programs. Prior to that, Dr. Gast served as Wyeth’s Vice President, Women’s Health Clinical Research and Development. Dr. Gast joined Wyeth after spending 21 years at the Washington University School of Medicine. During his tenure on the faculty at the Washington University Department of Obstetrics and Gynecology, Dr. Gast served as Director of the Division of Reproductive Endocrinology and Infertility and Director of the department’s Endocrine Clinical Laboratories. Dr. Gast received his M.D. from The Ohio State University College of Medicine in 1973 and a Ph.D. in Molecular Biology from Washington University in 1981.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of material factors considered in determining the compensation provided to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and certain other executive officers (collectively, the named executive officers (“NEOs”)) for 2006 (as presented in the tables which follow this CD&A).

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee directors, all of whom are independent directors under the listing standards of The NASDAQ Stock Market LLC and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. Twice a year the Committee evaluates the performance of, and determines the compensation of, the NEOs. All of the actions of the Committee are reported to the Board in the form of copies of Committee minutes distributed to Board members in advance of regularly scheduled Board meetings. In establishing and reviewing the CEO’s base salary, the Committee looks at information from published biotechnology industry compensation surveys. In setting compensation for NEOs other than the CEO, the Committee requests, reviews and acts on recommendations of the CEO. Currently, the Committee does not engage a compensation consultant.

The Committee operates under a written charter adopted by the Board of Directors of the Company on February 26, 2007. A copy of this charter is available on the Company’s website under the Investors section at http://www.genaera.com.

Executive Compensation Philosophy and Objectives

The Committee’s goals in structuring the Company’s compensation program for its NEOs are to:

•	attract and retain experienced executives to manage and advance the Company’s drug development programs;

•	align the interests of the executives and the Company’s stockholders;

•	offer compensation comparable with similarly sized companies in the pharmaceutical and biotechnology industries; and

•	provide incentives to achieve individual and Company objectives.

To achieve these goals, the Committee strives to associate a substantial portion of executives’ overall compensation potential to short-term operational goals, such as achieving progress in the Company’s research and drug development programs, adhering to budgets, strengthening of the Company’s financial position, raising the capital needed for the Company’s operations and succeeding in entering into appropriate business collaborations. The Committee believes that this is appropriate, given the uncertain nature of the biotechnology industry, which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and few commercial products. The Committee further believes that the achievement of these short-term goals will contribute to the long-term success of the Company. In light of the Company’s need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant factor considered in determining compensation levels.

The Committee has determined that the executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance as measured against established objectives. In order to attract and retain qualified executives, the Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for stockholders with components based upon the achievement of short-term strategic goals. The Committee believes that the achievement of both short- and long-term objectives over the next few years will place considerable demands on the executive team and that their retention and motivation are crucial to building long-term corporate value.

Setting Executive Compensation

Based on the compensation philosophy and objectives mentioned above, the Committee has structured the Company’s executive compensation program to motivate NEOs to achieve the objectives developed for the Company by management, and approved by the Board of Directors, and reward NEOs for achieving such objectives. The Board reviews the Company’s progress on these objectives throughout the year.

In making decisions regarding the CEO’s base salary, the Committee reviews published market data regarding base pay paid by other similar sized corporations in the biotechnology industry, including Aon’s Radford Biotechnology Survey and the Top Five Report on Executive Compensation in the Biopharmaceutical Industry (collectively, the “collected market data”). The Company utilizes the Radford data for (i) companies with under 50 employees, (ii) companies with 50-149 employees, and (iii) all companies presented in the survey, calculating the average compensation at the 75th percentile across the three subcategories (the “75th Percentile Average”) and the 50th percentile across the three subcategories (the “50th Percentile Average”) and then selecting a CEO base salary target somewhere between the 75th Percentile Average and the 50th Percentile Average.

Compensation for all NEOs is weighted more toward base salaries than variable pay and/or equity awards in order to motivate and retain executive officers. Compensation is also set at levels to enable the Company to compete for qualified personnel with other larger biotechnology companies in the Company’s geographic area.

The Company conducts semi-annual reviews of all its employees in the middle and end of each calendar year. Modification of the various elements of compensation of the NEOs may be triggered by any of the following events: (1) promotion or other change of duties, (2) mid-year performance reviews, and (3) year-end performance reviews.

Committee Processes; Role of Executives in Setting Compensation

A complete description of the Committee’s processes and the role of the CEO in setting compensation for the other NEOs can be found earlier in this proxy in the section entitled “Corporate Governance—Committees of the Board of Directors—Compensation Committee.”

2006 Executive Compensation Components

The Company’s executive compensation program is composed of three principal components:

•	base salary;

•	discretionary cash bonuses; and

•	long-term incentives, consisting of equity awards.

The Company has also entered into employment contracts with each of the NEOs. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of termination under certain circumstances. The terms of these contracts are described in more detail below (see the section entitled “Potential Payments Upon Termination or a Change in Control”). The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and stockholders in the event of a potential acquisition of the Company.

Corporate and Individual Objectives

While salary increases and bonus and equity awards are entirely discretionary, the Committee considers the Company’s achievement of corporate, and each NEO’s achievement of individual, objectives to guide it in determining salary increases and individual bonus amounts and equity awards. In December of each year, the CEO presents, and the Board approves the budget for the Company for the upcoming fiscal year that includes the corporate goals for the upcoming fiscal year. These corporate goals also serve as the CEO’s individual goals for the upcoming fiscal year. Similarly, in July of each year, the CEO presents individual goals for the next twelve months to the other NEOs and these individual goals are reviewed and updated, as necessary and appropriate by the CEO, in the fourth quarter of the fiscal year.

Consideration of 2006 Objectives

In December 2005, following a presentation by the CEO, the Board approved the following goals for the Company, which also served as the CEO’s individual objectives, for 2006 (collectively, the “2006 Objectives”):

1.	Successfully complete a significant financing for the Company;

2.	Expand the Company’s pipeline of drug candidates by advancing development of a compound previously discovered at the Company as a potential treatment for obesity;

3.	Build and develop a strong management team; and

4.	Design, conduct and complete the Company’s Phase II dose range clinical trial 212 of EVIZONTM (“Study 212”) with the trial design to include a five week interim data analysis.

During 2006, as a result of the Company’s research and development efforts as reported to the Board of Directors, the CEO and the Chairman of the Committee agreed that Item 2 of the 2006 Objectives should be refined as follows: Take necessary actions to submit an Investigational New Drug (“IND”) filing for the Company’s anti-obesity candidate referred to as trodusquemine or MSI-1436 and begin human clinical trials in the first half of 2007.

In November 2005, the CEO reviewed with Mr. Skolas, the Company’s CFO his individual objectives for July 2005 through June 2006, which had been established in July 2005, to determine if any adjustments were appropriate or necessary. The following individual objectives were approved for Mr. Skolas for December 2005 through June 2006 (collectively, “Skolas’ 2006 Objectives”):

1.	Successfully complete a significant financing for the Company;

2.	Expand and adjust the controller function, which Mr. Skolas oversaw, to improve the efficiency of the Company’s day-to-day operations and to play a greater role in investor relations activities;

3.	Manage legal and intellectual property functions effectively; and

4.	To the extent authorized by the Board, manage execution of all strategic transactions.

In July 2006, in the course of the mid-year review process, the CEO presented Mr. Skolas with the following individual objectives for July 2006 through June 2007 (collectively, “Skolas’ 2007 Objectives”):

1.	Assess the Company’s information technology function and adjust it as appropriate and necessary;

2.	Initiate processes to identify and evaluate merger and acquisition opportunities;

3.	Participate in the business development committee led by the CEO and the senior business development executive;

4.	Recommend public relations initiatives to the CEO;

5.	Participate with the CEO and others in presentations to investors and to business development prospects; and

6.	Successfully coordinate a reverse stock split and identify strategies to increase stockholder value.

In addition, in July 2006, in the course of the mid-year review process, the CEO presented Dr. Gast with the following individual objectives for July 2006 through June 2007 (collectively, “Gast’s 2007 Objectives”):

1.	Design and complete Study 212;

2.	Begin enrollment of LOMUCIN™ Cystic Fibrosis Trial 203 in a second country and restructure the related milestones;

3.	Prepare sections of an IND filing for the Company’s anti-obesity candidate referred to as trodusquemine or MSI-1436;

4.	Complete manuscripts for the results of all the Company’s completed trials and obtain publication of selected articles to support awareness of the Company’s programs in the medical and scientific communities;

5.	Present, in appropriate forums, new data from the Company’s trials and the Company’s products, as it becomes available; and

6.	Build the capabilities and skill sets of the Company’s clinical research group, which includes medical affairs, clinical operations and statistics and data management.

In November 2006, the CEO reviewed Skolas’ 2007 Objectives and Gast’s 2007 Objectives with Mr. Skolas and Dr. Gast, respectively, to determine if any adjustments were appropriate or necessary. As a result of the CEO’s earlier decision to promote the Company’s controller to a new position reporting directly to the CEO, to manage corporate communications and information technology, Mr. Skolas’ 2007 Objectives were adjusted to no longer include the assessment and adjustment to the Company’s information technology and public relations initiatives. In all other respects, Mr. Skolas’ 2007 Objectives remain unchanged. Dr. Gast’s 2007 Objectives were kept as originally approved in July 2006, although one of his objectives was subsequently eliminated in light of the Company’s decision in January 2007 to stop enrollment of Study 212 and terminate development of EVIZON.

Base Salaries

In General

The Company provides NEOs with base salaries to compensate them for services rendered during the fiscal year. While the Committee’s philosophy targets the CEO’s base salary between the 75th Percentile Average and the 50th Percentile Average, the Committee retains the discretion to deviate from this target based on the CEO’s performance, the Company’s historical practices and any other relevant factors. The Committee sets base salaries for the other NEOs at levels which aim to motivate and retain executive officers. The Committee also considers the Company’s historical practices and other relevant factors, such as the Company’s ability to compete for qualified personnel with other larger biotechnology companies in the Company’s geographic area.

During its review of base salaries for executives, the Committee primarily considers:

•	an internal review of the executives’ compensation, both individually and relative to other officers;

•	historical information regarding compensation previously paid to NEOs;

•	the individual performance of the executive, in general and in light of previously established individual objectives; and

•	for the CEO, the collected market data, in particular the Radford Aon Biotechnology Survey.

In the absence of a promotion or special circumstances, the Committee reviews executive salaries once annually. The CEO’s salary is reviewed in December and the salaries of the other NEOs are reviewed in July.

Consideration of 2006 Base Salaries

In October 2005, a decision was made to appoint Mr. Armstrong as the interim CEO effective January 1, 2006. Mr. Armstrong was later elected by the Board to the position of permanent CEO in January 2006. The Committee met in December 2005 to consider the CEO’s 2006 base salary. In light of Mr. Armstrong’s increased responsibilities as President and Chief Operating Officer since his promotion to these positions in July 2005 and in anticipation of his becoming CEO, the Committee increased Mr. Armstrong’s base salary for 2006 from $325,000 to $400,000 per year, which represented an approximate 23% increase and which was between the 75th Percentile Average of $421,000 and the 50th Percentile Average of $355,470. In establishing Mr. Armstrong’s base salary, the Committee considered Mr. Armstrong’s salary history with the Company and the base salary paid to its CEOs in previous years, particularly the salary of the CEO immediately preceding Mr. Armstrong, which was $475,000.

In March 2006, the Company hired Dr. Gast as Senior Vice President, Clinical Research and Development. Dr. Gast had previously been employed by the Company as its Chief Medical Officer during the first half of 2005, at which time he was paid a base salary of $300,000. In November 2005, the Company began utilizing his services as a consultant on a nearly full-time basis. Upon being rehired in 2006, Dr. Gast’s base salary was again set at $300,000 per annum. This base salary level was determined based on the Company’s recent experience attempting to recruit senior medical personnel through a prominent retained search firm, which indicated that a $300,000 base salary remained appropriate for an executive in Dr. Gast’s position.

In July 2006, in connection with the Company’s mid-year performance reviews, the CEO recommended to the Committee, and the Committee approved, salary increases for Mr. Skolas and Dr. Gast of $6,000 and $7,000, respectively. These salary adjustments, which became effective July 18, 2006, represented increases equal to 2% of each of Mr. Skolas’ and Dr. Gast’s then-current base salaries. The CEO’s recommendations were based on Mr. Skolas’ satisfactory progress toward Skolas’ 2006 Objectives, notably closing a financing in June 2006, and the CEO’s determination that his salary was largely sufficient for the position. Dr. Gast’s performance in the four months immediately following his rehire date in March 2006 included significant progress on the design and initiation of Study 212, which had been acknowledged as his main objective when he was hired. Dr. Gast’s salary increase represented a prorated amount since his re-employment with the Company in March 2006.

In November 2006, in connection with the Company’s year-end performance reviews, the Committee considered the 2007 base salary of the CEO. As part of that review, the Committee decided to discontinue the CEO’s annual $7,500 car allowance and instead incorporate this allowance into his base salary. The Committee approved increasing the CEO’s base salary from $400,000 to $432,000, effective January 1, 2007. Of this increase, $20,000 was due to Mr. Armstrong’s progress toward the 2006 Objectives. More specifically, (i) the Company had closed a $25 million financing following efforts led by the CEO; (ii) the Company began Study 212 and presented Phase II results from a 100 patient clinical trial of EVIZON; and (iii) the Company was on track to submit an IND for the Company’s anti-obesity candidate referred to as trodusquemine or MSI-1436 by the end of fiscal 2006. The other $12,000 (the “Car Allowance Component”) was intended to replace his discontinued car allowance. This salary increase represented an approximately 8% increase, 5% of which was associated with progress toward the 2006 Objectives and 3% of which was the Car Allowance Component, and his 2007 salary, after deducting the Car Allowance Component, is between the 75th Percentile Average of $426,647 and the 50th Percentile Average of $368,866.

Also in November 2006, in connection with the Company’s year-end performance reviews and in light of the CEO’s recommendation, the Committee approved Dr. Gast’s promotion to Executive Vice President and, in connection with this promotion, approved increasing his annual salary from $307,000 to $320,000. This salary increase, which became effective January 1, 2007, represented a 4% increase to Dr. Gast’s then-current base salary. This promotion and base salary increase was in recognition of Dr. Gast’s significant contributions in 2006 to the Company’s clinical programs, including Study 212 and the progress of the Company’s anti-obesity drug candidate toward an IND filing by the end of fiscal 2006.

Discretionary Bonuses

In General

Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the annual performance of the Company, as well as the individual contribution of the NEO. Accordingly, each NEO’s employment agreement provides that he is eligible for a bonus, payable at the discretion of the Committee.

At the end of each year, the CEO provides the Committee with written recommendations of the actual bonus awards to be granted to the other NEOs, which the Committee then reviews and discusses with the CEO. The CEO’s bonus is similarly determined by the Committee without the CEO’s participation. Bonuses are paid to the NEOs shortly after the Company’s fiscal year-end.

While bonuses are entirely discretionary, the Committee decided in the fall of 2006 to establish a bonus range and target for the CEO. Although the Company previously did not have a bonus target for its CEO, the Company did have an established 0%-30% bonus range and 25% target for executive vice presidents at the Company. Based on that existing range and target, the Company’s Vice President, Human Resources recommended, and the Committee accepted, a target bonus range for the CEO of 35%-40% of base pay for 2006. The Committee will review and, as it deems necessary and appropriate, adjust this target in the future.

In addition, the Committee accepted the recommendation made by the Company’s Vice President, Human Resources and set the target bonus for the other NEOs as 25% of base pay (together with the CEO’s bonus target, each, a “Target Bonus”). This target was set in light of the established bonus range and target for executive vice presidents at the Company described above. The Committee will review and, as it deems necessary and appropriate, adjust this target in the future.

Consideration of 2006 Annual Bonus

In November 2006, the Committee met to review the NEOs’ 2006 performance and to discuss their bonuses for fiscal 2006. The CEO provided the Committee with a written memorandum summarizing his review of the performance of the other NEOs and recommending bonuses for the other NEOs. The CEO and the Committee discussed the performance of each of the other NEOs, as well as their performance review process. In addition, in advance of that meeting, the Company’s Vice President, Human Resources prepared, under the supervision of the Committee Chairman, a summary of the CEO’s performance in light of the 2006 Objectives. The Chairman reviewed and discussed this summary with the Committee without the CEO’s participation.

At that time, the Committee evaluated the Company’s progress toward achievement of the 2006 Objectives. The Committee noted that (i) the Company’s cash position relative to its funding needs was quite strong due to cost savings, particularly clinical trial costs, as a result of focusing clinical efforts; (ii) the Company’s production of clinical material and additional preclinical work, as well as an IND preparation, was in process to begin a Phase I trial of the Company’s anti-obesity compound; (iii) in addition to rehiring Dr. Gast, the Company added a medical doctor as vice president to lead and manage the Company’s clinical operations and medical affairs activities, particularly clinical development of the Company’s anti-obesity drug candidate; and (iv) the much needed Phase II dose ranging study of EVIZON had been designed and running for some months and was expected to provide a basis not available in earlier trials to help decide the direction and viability of future development of EVIZON. However, the Committee acknowledged that the most important of the 2006 Objectives, Study 212, was not achieved. In light of the progress toward the 2006 Objectives other than Study 212 (taking into account the significance of Study 212), the recommendations of the Company’s Vice President, Human Resources, and the Committee’s independent review regarding the CEO’s performance, the Committee approved a bonus of $100,000 for Mr. Armstrong. This represented 25% of Mr. Armstrong’s base salary, as compared to his Target Bonus range of 35-40%.

In addition, based on the CEO’s evaluation of Dr. Gast’s performance and the CEO’s recommendation, the Committee approved a bonus of $50,000 for Dr. Gast. Dr. Gast’s bonus represented 16.7% of his original base salary, as compared to his target bonus of 25%. The CEO’s recommendation acknowledged that Study 212 had not proceeded as contemplated in Gast’s 2007 Objectives, but recognized Dr. Gast’s successes in streamlining the Company’s clinical trials and progressing the Company’s anti-obesity program. Mr. Skolas received no bonus for 2006.

Long-Term Incentives

In General

The Committee believes that NEOs should be compensated in part with equity interests in the Company in order to more closely align the long-term interests of stockholders and executives. The Committee also believes that equity awards are an important means of attracting and retaining qualified executives. Accordingly, the Committee provides long-term incentives by means of periodic grants of stock options and restricted stock awards under the Company’s equity compensation plans.

Newly hired executive officers typically receive initial awards of stock options and shares of restricted stock. In addition, grants are typically awarded twice per year in conjunction with semi-annual reviews and also upon promotions. Historically, the Committee has elected to use stock options as the primary long-term equity incentive vehicle; however, in recent years the Committee has made increasing use of restricted stock awards. The reason for this change is that restricted stock awards require the use of fewer shares due to the fact that they are more valuable on a per-share basis than options. Typically, options are awarded in conjunction with the mid-year and year-end performance reviews, while new hire and promotion-related grants for executives may be comprised of options, restricted stock or a combination of both. Unlike stock options, restricted stock awards are more likely to require the executive recipients to pay taxes related to the grant or vesting thereof with funds unrelated to the award, thereby increasing the executives’ stake in the Company.

Stock awards are made pursuant to the 1998 Equity Compensation Plan and the 2004 Stock-Based Incentive Compensation Plan (collectively, the “Equity Plans”). Stock options have exercise prices equal to or above the fair market value of the underlying common stock and typically vest monthly over a four-year period and expire ten years from the date of grant. Grants of restricted stock typically vest over a three-year period. The Committee believes that the vesting of stock options and shares of restricted stock over a four-year and three-year period, respectively, serves to incentivize and retain qualified executives, providing continuing benefits to the Company beyond those achieved in the year of grant.

All grants of equity compensation to NEOs are made by the Committee. The CEO recommends equity grants for the NEOs other than the CEO based upon the Company’s and each individual’s performance. In addition, the Company’s Vice President, Human Resources prepares, under the supervision of the Committee Chairman, a recommendation of equity awards for the CEO, also based on the Company’s and his individual performance. The Chairman reviews this recommendation and discusses it with the Committee without the CEO’s participation. Mid-year and year-end grant recommendations are based on the progress which the Company and each NEO has made to the previously established Company and individual objectives. The

Committee considers these recommendations, long-term incentive grants previously given to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and Committee members’ experience with similar companies in the biotechnology industry.

Consideration of 2006 Equity Grants

In February 2006, in connection with Mr. Armstrong becoming CEO in January 2006, the Committee granted the CEO 100,000 restricted shares of the Company’s common stock. The number of shares granted was determined to be appropriate based on Mr. Armstrong’s promotion, his concurrent appointment to the Company’s Board of Directors, and his previous equity grants. The decision to grant restricted stock instead of options was based on the consideration that a restricted stock grant would require the use of fewer shares under the Equity Plans and it would increase the CEO’s stake in the Company. The restricted shares vest, and the restrictions cease to apply, as follows: 34,000 shares vest on July 31, 2006, and 33,000 shares vest on each of December 31, 2006 and June 30, 2007. While the Company’s awards of stock or options typically vest over longer periods, the Committee chose a shortened vesting schedule due to the Board’s anticipation that the Company’s short-term future would be a potentially crucial time to complete a turnaround of the Company’s clinical programs.

In connection with the Company’s hiring of Dr. Gast in March 2006, the Committee granted Dr. Gast stock options for 100,000 shares of common stock and 50,000 shares of restricted stock. The options vest over three years and the shares of restricted stock vest over two years at the rate of 25% of the shares every six months. The shortened vesting schedule reflects the timetable discussed in connection with the grant of awards to the CEO in February 2006. These equity awards were negotiated with Dr. Gast when he rejoined the Company.

In July 2006, the Committee considered the progress made by the CEO and the Company toward the 2006 Objectives. By June 30, 2006, the Company had closed a $25 million financing following efforts led by the CEO, begun its dose ranging study of EVIZON, presented Phase II results of EVIZON from its Clinical Trial 209 and begun work to progress its anti-obesity compound, trodusquemine. Accordingly, the Committee granted the CEO stock options for 150,000 shares of common stock. The number of options was determined to be appropriate based on the foregoing achievements, as well as his previous option grants. In addition, the Committee considered stock option grants to the CEO who served the Company immediately before Mr. Armstrong, which ranged from 50,000 to 150,000 shares when he served as CEO. The Committee determined that the award to Mr. Armstrong was consistent with these historical practices. These options, which were granted as of August 1, 2006, vest in three equal installments on February 1, 2007, July 31, 2007 and December 31, 2007. The shortened vesting schedule reflects the timetable discussed in connection with the grant of awards to the CEO in February 2006.

Also in July 2006, in connection with the Company’s mid-year reviews, the CEO recommended to the Committee, and the Committee approved, stock option grants for Mr. Skolas and Dr. Gast of 40,000 and 25,000 shares, respectively. These options vest in four equal annual installments beginning in July 2007. The CEO’s recommendations were based on Mr. Skolas’ progress toward Skolas’ 2006 Objectives, notably closing a significant financing transaction, and Dr. Gast’s progress in design and initiation of Study 212 in the four months immediately following his rehire date in March 2006, as well as previous equity grants to each individual and the Company’s option grant practices for their positions. Historically, senior executives of the Company at this grade level received mid-year stock option grants ranging from 25,000 to 100,000 shares. The Committee determined that the awards to Mr. Skolas and Dr. Gast were consistent with these historical practices.

In December 2006, as part of the Company’s year-end review process, the Committee approved stock option grants to the NEOs. In advance of this action, the CEO provided the Committee with a written memorandum summarizing his review of the performance of the other NEOs and reflecting stock option awards which the CEO recommended for the other NEOs in light of their performance in 2006, their previous equity grants and the Company’s equity grant practices for each executive. In addition, in advance of that meeting, the Company’s

Vice President, Human Resources prepared, under the supervision of the Committee Chairman, a recommendation of stock option awards for the CEO in light of his performance in 2006, his previous equity grants and the Company’s equity grant practices for the CEO. The Chairman reviewed this recommendation and discussed it with the Committee without the CEO’s participation.

In light of the progress made toward the 2006 Objectives detailed above under the discussion of 2006 bonuses, and based on the Committee’s independent review regarding the CEO’s performance, the Committee granted stock options on 150,000 shares of common stock to Mr. Armstrong. The options vest in three equal installments of 50,000 every six months over the eighteen months immediately following the grant, beginning on June 12, 2007. The shortened vesting schedule reflects the timetable discussed in connection with the grant of awards to the CEO in February 2006. In light of progress towards Gast’s 2007 Objectives detailed above under the discussion of 2006 bonuses, as well as the CEO’s recommendations, the Committee granted stock options on 100,000 shares of common stock to Dr. Gast. These options will vest in four equal annual installments beginning in December 2007. Mr. Skolas received no equity awards in December 2006. The number of options granted to Dr. Gast was determined to be appropriate based on the foregoing achievements, previous equity grants to him and the size of performance-based option grants previously awarded to Company executives generally. Historically, senior executives of the Company at this grade level received year-end stock option grants ranging from 25,000 to 100,000 shares. The Committee determined that the award to Dr. Gast was consistent with these historical practices.

Stock Ownership/Retention Guidelines

The Company does not require its NEOs to maintain a minimum ownership interest in the Company.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, disability and life insurance. The Company also sponsors a 401(k) plan. The Company’s 401(k) plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute to the 401(k) plan up to the limit prescribed by the Internal Revenue Code (the “Code”) on a before-tax basis. The Company makes a matching contribution of 50% of the first 6% of pay contributed by the employee to the 401(k), for a maximum match of $2,400 annually. All contributions made by a participant vest immediately and matching contributions by the Company vest over the employee’s first five years of service with the Company. Once the employee has completed five years of service with the Company, all Company contributions are fully vested when made.

The Company’s NEOs are not generally entitled to benefits that are not otherwise available to all of the Company’s employees. In this regard, it should be noted that the Company does not provide pension arrangements (other than the 401(k) plan), post-retirement health coverage or similar benefits for its executives. Occasionally, individual executives separately negotiate other benefits in addition to the 401(k) plan benefits described above, such as certain life insurance benefits or reimbursement of living expenses, all of which is noted in the “All Other Compensation” column in the Summary Compensation Table shown on page 25.

Tax and Accounting Implications

Deductibility of Certain Compensation

Section 162(m) of the Code limits the deductions that may be claimed by a public company for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is “performance-based compensation.” The definition of performance-based compensation includes compensation deemed paid on the exercise of certain stock options. The exercised stock options must have an exercise price equal to the fair market value of the option shares on the grant date to qualify as performance-based compensation. The Equity Plans are intended to ensure that the exercise of such stock options will qualify as performance-based compensation.

The Company is focused on research and development of new drug candidates. It has generated no profits in the past and is unlikely to do so in the near future. Moreover, the Company has accumulated very large net operating loss carryforwards to offset future taxable income. Therefore, through December 31, 2006, Code section 162(m) has not affected the Company’s tax deductions, and the Committee believes that, at the present time, it is quite unlikely that the compensation paid to any of the Company’s employees in a taxable year, which is subject to the deduction limit, will exceed $1 million (with the exception of potential payments to the CEO in connection with a change of control). Given the factors described above and the absolute level of the tax deduction potentially lost in a change of control scenario, Code section 162(m) has limited impact on compensation decisions. Nonetheless, the Committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Code section 162(m) in the future to the extent consistent with the best interests of the Company.

The impact of stock options and restricted stock on earnings per share is of significantly less importance to the valuation of the Company than the progress of its clinical programs and its cash position to pursue those programs. Accordingly, considerations of accounting impacts do not significantly affect decisions on grants of equity compensation.

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis, which is required by Item 402(b) of Regulation S-K, with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

MEMBERS OF THE COMPENSATION COMMITTEE

R. Frank Ecock, Chairman

Zola P. Horovitz, Ph.D.

Robert F. Shapiro

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of the NEOs for the fiscal year ended December 31, 2006.

Name and Title	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings	All Other Compen- sation (2)	Total
John L. Armstrong, Jr. President and Chief Executive Officer	2006	$400,000	$100,000	$218,037	$359,892	—	—	$7,500	$1,085,429

John A. Skolas Executive Vice President, Chief Financial Officer and General Counsel	2006	$272,750	—	$66,000	$277,395	—	—	—	$616,145

Michael J. Gast, M.D., Ph.D. Executive Vice President Clinical Research and Development	2006	$238,625	$50,000	$27,917	$51,974	—	—	—	$368,516

(1)	Amounts are calculated in accordance with the provisions of SFAS 123R. See Notes 2 and 9 of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards. The full grant date fair value of the stock options awarded to each NEO to purchase shares of the Company’s Common Stock, computed in accordance with SFAS 123R, excludes the effect of estimated forfeitures.

The Company grants equity awards pursuant to the 1998 Equity Compensation Plan, which was originally effective on February 11, 1998, and as amended from time to time, was approved by the Company’s stockholders on May 16, 2001 (the “1998 Plan”), and the 2004 Stock-Based Incentive Compensation Plan (the “2004 Plan”), and as amended from time to time, which was approved by the Company’s stockholders on May 11, 2004 (collectively, the “Equity Plans”). Under each of the Equity Plans, the Compensation Committee of the Company’s Board of Directors has the authority to determine the terms of the awards including the timing and type of the award, the duration of any applicable exercise or restriction period, the number of shares subject to the award and the value of the award.

(2)	Other compensation represents an automobile allowance.

Grants of Plan-Based Awards in 2006

The following table provides information about equity awards granted to the NEOs in 2006.

Name and Title	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards (3)		Full Grant Date Fair Value (4)
		Threshold	Target	Maximum
John L. Armstrong, Jr. President and Chief Executive Officer	2/7/2006	—	—	—	100,000	—	—		$149,000
	8/1/2006	—	—	—	—	150,000	$0.44	(5)	$48,696
	12/12/2006	—	—	—	—	150,000	$0.37	(6)	$40,008

John A. Skolas Executive Vice President, Chief Financial Officer and General Counsel	7/18/2006	—	—	—	—	40,000	$0.51	(7)	$15,096

Michael J. Gast M.D., Ph.D. Executive Vice President Clinical Research and Development	3/20/2006	—	—	—	50,000	—	—		$67,000
	3/20/2006	—	—	—	—	100,000	$1.34	(8)	$102,243
	7/17/2006	—	—	—	—	25,000	$0.52	(9)	$9,621
	12/12/2006	—	—	—	—	100,000	$0.37	(10)	$26,672

(1)	This column shows the number of shares of restricted stock granted in 2006 to the NEOs.
(2)	This column shows the number of shares underlying stock options granted in 2006 to the NEOs.
(3)	This column shows the exercise price for the stock options granted, which was the closing price of the Company’s stock on the date of grant.
(4)	This column shows the full grant date fair value of stock options under SFAS 123R and the full grant date fair value of restricted stock under SFAS 123R granted to the NEOs in 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated using the Black Scholes option pricing value on the grant date. The fair value shown for stock awards and option awards are accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to Notes 2 and 9 in the Company’s financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be recognized by the named executives.
(5)	These options vest in three equal installments on each of February 1, 2007, July 31, 2007 and December 31, 2007 and expire on August 1, 2016.
(6)	These options vest in three equal installments on each of June 12, 2007, December 12, 2007 and June 12, 2008 and expire on December 12, 2016.
(7)	These options vest in four equal annual installments beginning on July 18, 2007 and expire on July 18, 2016.
(8)	These options vest in three equal annual installments beginning on March 20, 2007 and expire on March 20, 2016.
(9)	These options vest in four equal annual installments beginning on July 17, 2007 and expire on July 17, 2016.
(10)	These options vest in four equal annual installments beginning on December 12, 2007 and expire on December 12, 2016.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the NEOs’ current holdings of stock option and stock awards. This table includes unexercised option awards and unvested restricted stock. Each equity grant is shown separately for each NEO. The vesting schedule for each grant is included in this table, based on the option or stock award grant date.

	Option Awards						Stock Awards
Name and Title	Grant Date		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price (1)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
			Exercisable	Unexercisable
John L. Armstrong, Jr.	10/27/2003	(3)	75,000	25,000	$4.45	10/27/2013	10/27/2003	(7)	12,500	$4,750	—	—
President and Chief Executive							5/10/2004	(8)	16,666	$6,333	—	—
Officer	7/23/2004	(3)	50,000	50,000	$3.19	7/23/2014					—	—
	12/8/2004	(3)	50,000	50,000	$3.60	12/8/2014					—	—
	7/27/2005	(3)	50,000	150,000	$1.69	7/27/2015					—	—
	12/8/2005	(3)	50,000	150,000	$1.36	12/8/2015					—	—
							2/7/2006	(9)	33,000	$12,540	—	—
	8/1/2006	(4)	—	150,000	$0.44	8/1/2016					—	—
	12/12/2006	(5)	—	150,000	$0.37	12/12/2016					—	—

John A. Skolas	10/20/2003	(3)	75,000	25,000	$5.10	10/20/2013					—	—
Executive Vice President, Chief							5/10/2004	(8)	16,666	$6,333	—	—
Financial Officer and General	7/23/2004	(3)	50,000	50,000	$3.19	7/23/2014					—	—
Counsel	12/8/2004	(3)	50,000	50,000	$3.60	12/8/2014					—	—
	7/27/2005	(3)	25,000	75,000	$1.69	7/27/2015					—	—
	12/8/2005	(3)	25,000	75,000	$1.36	12/8/2015					—	—
	7/18/2006	(3)	—	40,000	$0.51	7/18/2016					—	—

Michael J. Gast M.D., Ph.D.	3/20/2006	(6)	—	100,000	$1.34	3/20/2016					—	—
Executive Vice President							3/20/2006	(10)	37,500	$14,250	—	—
Clinical Research and	7/17/2006	(3)	—	25,000	$0.52	7/18/2016					—	—
Development	12/12/2006	(3)	—	100,000	$0.37	12/12/2016					—	—

(1)	Under the terms of the Equity Plans, the exercise price of an option is determined by the Compensation Committee but may not be less than the fair market value (as defined in the applicable plan) of a share of Common Stock on the date of grant.

(2)	Represents the unvested restricted stock awards outstanding multiplied by $0.38 per share, the closing price of the Company’s Common Stock on December 29, 2006.
(3)	Stock options vest in four equal annual installments on the anniversary of the date of grant.
(4)	Stock options vest in three equal installments on each of February 1, 2007, July 31, 2007 and December 31, 2007.
(5)	Stock options vest in three equal installments on each of June 12, 2007, December 12, 2007 and June 12, 2008.
(6)	Stock options vest in three equal annual installments on the anniversary of the date of grant.
(7)	Stock award vests in four equal annual installments on the anniversary of the date of grant.
(8)	Stock award vests in three equal annual installments on the anniversary of the date of grant.
(9)	Stock award vests on the following dates: 34,000 shares on July 31, 2006, 33,000 shares on December 31, 2006 and 33,000 shares on June 30, 2007.
(10)	Stock award vests in three equal installments on the following dates: September 20, 2006, March 20, 2007 and September 20, 2007.

Option Exercises and Stock Vested in Fiscal 2006

The following table provides information regarding NEOs’ (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name and Title	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
John L. Armstrong, Jr. President and Chief Executive Officer	—	—	96,167	(1)	$52,097

John A. Skolas Executive Vice President, Chief Financial Officer and General Counsel	—	—	16,667	(2)	18,667

Michael J. Gast M.D., Ph.D. Executive Vice President Clinical Research and Development	—	—	12,500	(3)	5,000

(1)	Mr. Armstrong acquired 16,667 shares with a market price of $1.12 on May 10, 2006, 34,000 shares with a market price of $0.46 on July 31, 2006, 12,500 shares with a market price of $0.42 on October 27, 2006 and 33,000 shares with a market price of $0.38 on December 31, 2006, each upon the lapse of restriction.
(2)	Mr. Skolas acquired 16,667 shares with a market price of $1.12 on May 10, 2006 upon the lapse of restriction.
(3)	Dr. Gast acquired 12,500 shares with a market price of $0.40 on September 20, 2006 upon the lapse of restriction.

Potential Payments Upon Termination or a Change in Control

The NEOs are each entitled, pursuant to their respective individual employment agreements with the Company, to receive severance payments in the event that their employment is terminated without “cause” (as defined in the 2004 Plan), or, in the case of Mr. Armstrong, his voluntary termination of employment for “good reason” (as defined in his employment agreement). Such severance payments consist of salary continuation for the shorter of twelve (12) months or until the executive secures full time employment elsewhere. As a condition to receiving his respective severance benefits, (a) Mr. Skolas must, if the Company requests in writing, sign a general release, including a mutual non-disparagement clause, in a form acceptable to the Company; and

(b) Dr. Gast cannot be in breach of any agreement which he executed with the Company as part of his employment, including a Proprietary Information Agreement (including its non-solicitation clause), and he must sign a general release, including a non-disparagement clause, in a form acceptable to the Company. In addition, the employment agreements convey the Company’s expectation that the executives will maintain the confidentiality of any business or scientific information which they receive during the course of their employment.

The CEO and CFO are also entitled, pursuant to their respective change in control agreements with the Company, to receive enhanced severance payments in the event their employment is terminated without “cause” (as defined in the change in control agreements) after a change in control or if they voluntarily terminate their employment with Genaera for “good reason” (as defined in the change in control agreements) after a change in control. In such instances, they will receive severance compensation equal to the sum of (a) a prorated bonus based on the highest bonus received by the individual in the three years immediately preceding such termination date (the “Highest Bonus”); (b) two (2) times the sum of their base salary plus the Highest Bonus; and (c) health and welfare benefits for the shorter of twenty-four (24) months following the date of termination, until the executive secures full time employment elsewhere or the executive’s normal retirement date determined in accordance with the Company’s retirement policy. In addition, if the executive becomes subject to the “golden parachute” excise tax under section 4999 of the Code, such executive will receive an additional payment in an amount sufficient to offset the effects of the excise tax on an after-tax basis. For purposes of these arrangements, a change in control is deemed to have occurred prior to the executive’s termination of employment, his removal from material duties or positions with the Company or a reduction in his base salary if such termination, removal or reduction occurs after the commencement of discussions with any person that may ultimately result in a change in control.

Similarly, Dr. Gast is entitled, pursuant to his change in control agreement with the Company, to receive enhanced severance payments in the event his employment is terminated without “cause” (as defined in the change in control agreement) within the twelve (12) months immediately following a change in control or if he voluntarily terminates his employment with Genaera for “good reason” (as defined in the change in control agreement) within the six (6) months immediately following a change in control. In such instances, Dr. Gast will receive severance compensation equal to the sum of one times his base salary plus the bonus he received for the immediately preceding calendar year. In addition, if Dr. Gast becomes subject to the “golden parachute” excise tax under section 4999 of the Code, he will receive an additional payment in an amount sufficient to offset the effects of the excise tax on an after-tax basis. For purposes of this agreement, a change in control is deemed to have occurred prior to Dr. Gast’s termination of employment, his removal from his material duties or positions with the Company or a reduction in his base salary if such termination, removal or reduction occurs after the commencement of discussions with any person that may ultimately result in a change in control. Dr. Gast is required to deliver to the Company a general release of liability to the Company and its officers and directors in a form reasonably satisfactory to the Company.

In addition, under the Equity Plans, all the NEOs are entitled to full vesting of their unvested restricted stock and option awards in the event of a change in control, unless otherwise determined by the Compensation Committee of the Company’s Board of Directors.

2006 Potential Payments Upon Termination or Change in Control Table

The following table summarizes the estimated potential benefits that each of the NEOs would have received under their employment and/or change in control agreements on December 31, 2006 if a termination had occurred, or if they had been terminated upon or following a change in control.

Name and Title	Estimated Benefit	Before Change in Control- Termination w/o Cause or for Good Reason ($)		After Change in Control- Termination w/o Cause or for Good Reason ($)		Voluntary Termination ($)	Death ($)	Disability ($)
John L. Armstrong, Jr. President and Chief Executive Officer	Lump Sum Severance		—		$1,050,000	—	—	Long term disability plan available to all employees
	Prorated Bonus(1)		—		$125,000	—	—
	Salary Continuation		$400,000		—	—	—
	Health Benefits(2)		—		—	—	—
	Equity Vesting(3)		—		$25,123	—	—
	Tax Gross-Up		—		$462,776	—	—
John A. Skolas Executive Vice President, Chief Financial Officer, General Counsel and Secretary	Lump Sum Severance		—		$702,000	—	—	Long term disability plan available to all employees
	Prorated Bonus(1)		—		$75,000	—	—
	Salary Continuation		$276,000		—	—	—
	Health Benefits(4)		—		$33,207	—	—
	Equity Vesting(3)		—		$6,333	—	—
	Tax Gross-Up		—		$293,821	—	—
Michael J. Gast M.D., Ph.D. Executive Vice President, Clinical Research and Development	Lump Sum Severance Prorated Bonus Salary Continuation Health Benefits(2) Equity Vesting(3) Tax Gross-Up	$	— — 307,000 — — —	$ $	307,000 — — — 15,250 —	— — — — — —	— — — — — —	Long term disability plan available to all employees

(1)	Prorated bonus computed by multiplying the Highest Bonus by a fraction equal to the number of days in the fiscal year to the date of the change in control divided by 365; assumed change in control occurred on December 31, 2006.
(2)	Mr. Armstrong and Dr. Gast did not participate in the Company’s health insurance program in 2006 and thus would not be entitled to continuation of such coverage in the event of a change in control in 2006.
(3)	The estimated value of accelerated equity vesting is calculated using a price of $0.38 per share, the closing price of the Company’s Common Stock on December 29, 2006. This value includes accelerated lapse of restrictions on stock awards and the intrinsic value of in-the-money stock options held by Mr. Armstrong and Dr. Gast on December 31, 2006 of $1,500 and $1,000, respectively.
(4)	The estimated amount is based on 2007 medical costs and assuming a 7.84% increase in such costs for 2008.

OTHER FORMS OF COMPENSATION

Equity Compensation Plan Information

The following table provides aggregate information as of December 31, 2006 regarding the Company’s equity compensation plans, including the 2004 Plan and the 1998 Plan.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options and rights and lapse of restrictions on restricted stock	Weighted-average exercise price of outstanding options and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,022,207	$2.01	7,477,793
Equity compensation plans not approved by security holders	—	—	—

Total	7,022,207	$2.01	7,477,793

(1)	Does not include restricted stock, as exercise price is determined on date of issuance, not date of grant.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Dr. Horovitz and Messrs. Ecock and Shapiro. There are currently no Compensation Committee interlocks or insider participation related to members of the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 23, 2007 (except as otherwise noted) regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this Proxy Statement and (iv) by all current executive officers and directors of the Company as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned (2)	Percent of Class (3)
Michael A. Roth and Brian J. Stark(4) 3600 South Lake Drive St. Francis, Wisconsin 53235	10,739,255	9.94%

Xmark Opportunity Partners Fund, LLC(5) 301 Tresser Boulevard, Suite 1320 Stamford, Connecticut 06901	10,166,776	9.71%

RA Capital Biotech Fund, L.P. (6) 111 Huntington Avenue, Suite 610 Boston, Massachusetts 02199	6,328,163	6.05%

Lloyd I. Miller, III(7) 4550 Gordon Drive Naples, Florida 34102	6,155,398	5.88%

John L. Armstrong, Jr.(8)	459,501	*

Robert F. Shapiro(9)	295,500	*

John A. Skolas(10)	282,201	*

Osagie O. Imasogie(11)	219,681	*

R. Frank Ecock(12)	207,500	*

Zola P. Horovitz, Ph.D.(13)	187,500	*

Peter J. Savino, M.D. (14)	10,000	*

James B. Wyngaarden, M.D. (15)	132,500	*

Michael J. Gast, M.D., Ph.D. (16)	58,333	*

All current directors and executive officers as a group (9 persons) (17)	1,852,716	1.75%

*	Less than one percent.
(1)	Except for Mr. Roth and Mr. Stark, Xmark, RA Capital and Mr. Miller, the address of each beneficial owner is c/o Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462.
(2)	Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of March 23, 2007.
(3)	The percentage for each individual or group is based on 104,665,789 shares that were outstanding as of March 23, 2007 and all shares issuable upon the exercise of outstanding stock options and warrants held by such individual or group to the extent such options and warrants are exercisable within sixty days of March 23, 2007.
(4)

This information is presented in reliance on information disclosed in an amended Schedule 13G filed with the Securities and Exchange Commission and reporting as of December 31, 2006. Mr. Roth and Mr. Stark, the Managing Members of Stark Offshore Management LLC (“Stark Offshore”), share voting and dispositive power for these shares, which are held directly by SF Capital Partners Ltd. (“SF Capital”). Stark Offshore acts as an investment manager and has sole power to direct the management of SF Capital. The reported securities include 3,428,002 shares of Common Stock issuable upon the exercise of warrants held by the reporting persons. The reported securities do not include an additional 2,049,838 shares of Common Stock issuable upon the exercise of warrants held by the reporting persons since such warrants are subject to conversion caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 9.99% of the Company’s Common Stock.

(5)	This information is presented in reliance on information disclosed in Schedule 13D filed with the Securities and Exchange Commission and reporting as of March 16, 2007. Xmark Opportunity Partners Fund, LLC (“Opportunity Partners”) possesses sole power to vote and direct the disposition of these shares of the Company, all of which are beneficially owned by affiliated entities of Opportunity Partners. Mitchell D. Kaye and David C. Cavalier, the Chief Executive Officer and Chief Operating Officer, respectively, of Xmark Capital Partners, LLC, the Managing Member of Opportunity Partners, share voting and investment power with respect to all securities beneficially owned by Opportunity Partners.
(6)	This information is presented in reliance on information disclosed in Schedule 13G filed with the Securities and Exchange Commission and reporting as of December 31, 2006. RA Capital Biotech Fund, L.P. (the “Fund”) and RA Capital Management, LLC (“Capital”), as the sole general partner of the Fund, each have sole voting and dispositive power for these shares. Richard H. Aldrich and Peter Kolchinsky, as managers of Capital, have shared voting and dispositive power for these shares.
(7)	This information is presented in reliance on information disclosed in Schedule 13G filed with the Securities and Exchange Commission and reporting as of January 19, 2007. Mr. Miller has sole voting and dispositive power with respect to 922,872 shares as a manager of a limited liability company that is the general partner of a certain limited partnership and shared voting and dispositive power with respect to the 5,232,526 shares as an investment advisor to the trustee of a certain family trust.
(8)	With respect to Mr. Armstrong, includes 275,000 shares of Common Stock issuable upon exercise of options and 154,501 shares of Common Stock, all owned by John L. Armstrong, LLC plus 30,000 shares owned by the John L. Armstrong Revocable Trust dated November 23, 1993 (the “Trust”). Mr. Armstrong disclaims beneficial ownership of the shares and options owned by John L. Armstrong, LLC except to the extent of his pecuniary interest therein. Mr. Armstrong possesses sole voting and dispositive power over shares held by the Trust.
(9)	With respect to Mr. Shapiro, includes 127,500 shares of Common Stock issuable upon exercise of options.
(10)	With respect to Mr. Skolas, includes 225,000 shares of Common Stock issuable upon exercise of options.
(11)	With respect to Mr. Imasogie, includes 47,500 shares of Common Stock issuable upon exercise of options.
(12)	With respect to Mr. Ecock, includes 97,500 shares of Common Stock issuable upon exercise of options.
(13)	With respect to Dr. Horovitz, includes 157,500 shares of Common Stock issuable upon exercise of options.
(14)	With respect to Dr. Savino, includes 10,000 shares of Common Stock issuable upon exercise of options.
(15)	With respect to Dr. Wyngaarden, includes 127,500 shares of Common Stock issuable upon exercise of options.
(16)	With respect to Dr. Gast, includes 33,333 shares of Common Stock issuable upon exercise of options.
(17)	Includes 1,100,833 shares of Common Stock issuable upon exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such reports received by the Company and written representations from certain reporting persons, the Company believes that during the year ended December 31, 2006, all filing requirements applicable to the Company’s officers, directors and ten-percent stockholders were satisfied, with the exception of the failure of Dr. Peter J. Savino to timely report on Form 4 his receipt of stock options on March 16, 2006, which was subsequently reported on April 12, 2006.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

No reportable transactions with related persons occurred during fiscal 2006.

Policies and Procedures

The Audit Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors regarding potential material transactions with any related party. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in our Audit Committee charter, a copy of which is available on the Company’s website at http://www.genaera.com.

Each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify a supervisor or our General Counsel.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Genaera in an objective and fair manner.

A copy of our Code of Business Conduct and Ethics is available on the Company’s website at http://www.genaera.com.

OTHER MATTERS FOR THE 2007 ANNUAL MEETING

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the accompanying proxy will vote the shares represented thereby in accordance with their judgment.

DIRECTOR NOMINATIONS AND

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2008 annual meeting, such proposals must be received by the Company no later than December 7, 2007. Proposals should be directed to the attention of the Office of the Corporate Secretary, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462. Under Securities and Exchange Commission rules, stockholders wishing to have a proposal presented at an annual meeting must submit the proposal to the Company so that the Secretary of the Company receives it not less than 120 calendar days prior to the first anniversary of the date of this Proxy Statement; provided, however, that in the event the date of the meeting is advanced by more than 30 days from the date of the 2007 Annual Meeting of Stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

Stockholders may propose nominees for consideration by the Nominating Committee by submitting in writing the nominee’s name, appropriate biographical information and qualifications and consent to being considered as a nominee to the Nominating Committee c/o the Office of the Corporate Secretary, 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2008, the name of the proposed nominee and the supporting documentation must be received no later than December 7, 2007.

The Nominating Committee considers recommendations of potential director candidates from current directors, management, stockholders and other business contacts. The Nominating Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. In considering any nominee proposed by a stockholder, the Nominating Committee will reach a conclusion based on the criteria it uses in evaluating all candidates for director. After full consideration, the stockholder proponent will be notified of the decision of the Committee. Director nominees should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities. Additionally, director nominees should have sufficient time to effectively carry out their duties.

Securities and Exchange Commission rules establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the 2008 Annual Meeting is February 25, 2008 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy holders will be allowed to use their discretionary authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2008 Annual Meeting.

By Order of the Board of Directors,

/s/ John A. Skolas
JOHN A. SKOLAS
Secretary

Plymouth Meeting, Pennsylvania

April 11, 2007

PROXY	GENAERA CORPORATION	PROXY

Annual Meeting of Stockholders, May 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Armstrong, Jr. and John A. Skolas, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Genaera Corporation to be held on May 17, 2007, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting, or any adjournments thereof, all as set forth in the April 9, 2007 Proxy Statement.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.

1.	Election of the following seven nominees as the directors of the Company: John L. Armstrong, Jr., R. Frank Ecock, Zola P. Horovitz, Ph.D., Osagie O. Imasogie, Peter J. Savino, M.D., Robert F. Shapiro and James B. Wyngaarden, M.D.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES FOR DIRECTORS.

For all nominees ☐	Withhold for all nominees ☐	Withhold for the following only: (Write the names of the nominee(s) in the space below)

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS.

For ☐	Against ☐	Abstain ☐

3.	To vote on such other matters that may properly come before the meeting or any adjournments thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE

NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF GENAERA CORPORATION.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated	, 2007

Signature

Signature (if held jointly)
I plan to attend the meeting: Yes ☐ No ☐

This Proxy will be voted FOR all nominees and FOR all other proposals unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting. PLEASE DATE, SIGN AND RETURN PROMPTLY.